September 26, 2000
                           For Immediate Release


NORFOLK SOUTHERN ADOPTS SHAREHOLDER RIGHTS PLAN

      NORFOLK, VA -- Norfolk Southern (NYSE:NSC) announced that its Board of Directors today adopted a shareholder Rights Plan to improve the ability of the Board to protect its and its stockholders' interests in the event of an unsolicited proposal to acquire a significant equity interest in the Corporation. Adoption of the plan did not come in response to any known effort to acquire such an interest.

      Under the Rights Plan, one "Right" has been declared for each share of Norfolk Southern Corporation Common Stock outstanding at the close of business of Monday, October 16, 2000. Each Right will continue to be represented by, and will trade with, certificates of Common Stock unless the Rights become exercisable, an event that will occur (with certain exceptions) only if a person or group becomes beneficial owner of, or announces a tender of exchange offer for, 15% or more of the Corporation's Common Stock.

      Following the occurrence of the event described above, each Right entitles the holder to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock, without par value, for $85.00 per share, subject to adjustments. Following the acquisition of (or the announcement of a tender or exchange offer for) 15%, or more of the Corporation's Common Stock, holders of Rights (other than the acquiring person or group) may have the right to purchase shares of the Corporation's Common Stock at a 50% discount. In the event of a subsequent merger or other acquisition of the Corporation, holders of Rights (other than the acquiring person or group) may purchase shares of the acquiring entity at a 50% discount.

      Unless the Rights earlier are redeemed (at a price of $0.001 per right, subject to adjustment) or exchanged by the Board of Directors, they will expire in ten years.

      After October 16, 2000, Norfolk Southern will furnish to stockholders, upon request, a more detailed summary of the Rights Plan.

      Norfolk Southern Corporation, a Virginia-based holding company with headquarters in Norfolk, owns a major freight railroad, Norfolk Southern Railway Company, which operates approximately 21,800 miles of road in 22 states, the District of Columbia and the Province of Ontario, Canada.

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Media Contact:  Bob Fort, Norfolk, 757-629-2710
World Wide Web Site: www.nscorp.com